UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

LOOKSMART, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 11, 2007

To Our Stockholders:

As you know, the Annual Meeting of stockholders of LookSmart, Ltd. (“LookSmart” or the “Company”) will be held at our headquarters at 625 Second Street, San Francisco, California 94107, on Tuesday, June 19, 2007, at 10:00 a.m. local time. The notice of this meeting, a proxy statement and a form of proxy were sent to you on or about May 7, 2007. As you may be aware, in its June 6, 2007 report, Institutional Shareholder Services (“ISS”) recommended that our stockholders vote against Proposal Two set forth in our proxy statement – Approval of the LookSmart 2007 Equity Incentive Plan (the “Plan”). Although the Plan specifically requires that the Company seek stockholder approval if it ever proposed to reprice options, in its analysis of the Plan, ISS states that the Plan nonetheless allows repricing of underwater stock options because it explicitly authorizes the Company to offer to buy, for a payment in cash or shares, outstanding awards from Plan participants without stockholder approval.

LookSmart has amended the Plan pursuant to its further discussions with ISS regarding this matter in order to clarify that no “Repricing”, as defined in the Plan, can be effected without stockholder approval, and to clarify that the option and stock appreciation right buy-out provisions are subject to the prohibition on Repricings without stockholder approval. In particular, the following amendments were adopted:

Section 8(c) of the Plan is amended to read as follows:

(c) No Option (or Stock Appreciation Right) Repricings. Other than in connection with a change in the Company’s capitalization (as described in Section 14(a) of the Plan), a Repricing (as defined below) is prohibited without stockholder approval.

“Repricing” means any of the following or any other action that has the same purpose and effect: (a) lowering the exercise price of an outstanding Option or, for the avoidance of doubt, Stock Appreciation Right granted under this Plan after it is granted; (b) any other action affecting an outstanding Option or, for the avoidance of doubt, Stock Appreciation Right granted under this Plan that is treated as a repricing under United States generally accepted accounting principles; (c) canceling an outstanding Option or, for the avoidance of doubt, Stock Appreciation Right granted under this Plan at a time when its exercise or purchase price exceeds the then fair market value of the stock underlying such outstanding Option or, for the avoidance of doubt, Stock Appreciation Right, in exchange for another Option or, for the avoidance of doubt, Stock Appreciation Right or a cash payment, unless the cancellation and exchange occurs in connection with a merger, consolidation, sale of substantially all the Company’s assets, acquisition, spin-off, spin-out, or other similar corporate transaction.

Section 8(h) of the Plan is amended to read as follows:

(h) Buyout Provisions. Subject to the prohibition on Repricings set forth in Section 8(c) hereof, the Administrator may at any time offer to buy out for a payment in cash or Shares, an Option or Stock Appreciation Right previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Awardee at the time that such offer is made.

Section 15(a) of the Plan is amended to read as follows:

(a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law. To the extent required to comply with Section 162(m), the Company shall seek re-approval of the Plan from time to time by the stockholders. In addition, without limiting the foregoing, unless approved by the stockholders of the Company, no such amendment shall be made that would:

i. increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 13 of the Plan;

ii. reduce the minimum exercise prices at which Options may be granted under the Plan (as set forth in Section 8(b));

iii. result in a Repricing (as defined in Section 8(c)) of Options or Stock Appreciation Rights; or

iv. change the class of persons eligible to receive Awards under the Plan.

Our board of directors continues to recommend that you vote FOR approval of our 2007 Equity Incentive Plan so that we may attract and retain employees, officers, directors and other service providers.

Your vote is important. If you have not already voted your shares, I encourage you to do so at this time.

If you have already voted your shares and do not wish to change your vote, no further action is necessary and your vote will be counted for or against Proposal No. 2 pursuant to the proxy authority that you previously granted.

However, if you wish to change your vote in light of the discussion of Proposal No. 2 above, you may revoke your proxy by delivering a duly executed proxy bearing a later date, using the proxy card provided, or by attending and voting in person at the annual meeting. If you hold your shares through a broker, custodian or through CHESS, you will need to contact them to revoke your proxy.

Thank you for your continued support of LookSmart.

Sincerely,

/s/ David B. Hills
DAVID B. HILLS
President and Chief Executive Officer

The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission issued thereunder.

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